Exhibit 4.7

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE AND OTHER APPLICABLE CONDITIONS SET FORTH IN THE CONVERTIBLE NOTE PURCHASE AGREEMENT PURSUANT TO WHICH THIS SECURITY WAS ORIGINALLY ISSUED. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

CONVERTIBLE NOTE

$[•]
ISIN
Bloomberg	Seal Beach, California
August [•], 2011

FOR VALUE RECEIVED, the undersigned, CLEAN ENERGY FUELS CORP., a Delaware corporation (the “Company”), promises to pay to the registered Holder hereof, [•], a [•] corporation (the “Purchaser”), at [•], or its permitted assigns (collectively, with the Purchaser, the “Holder”) or at such other place as may be designated in writing by the Holder, the principal sum of [•] Dollars ($[•]) or such lesser amount as is then outstanding under this Convertible Note, together with interest thereon at the rates hereafter specified, payable as follows:

Except as otherwise provided herein, this Convertible Note will bear interest from the date hereunder until payment in full at a per annum rate equal to 7.5%.  All interest will be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

Provided no Default has occurred or is continuing under that certain Convertible Note Purchase Agreement, dated as of August 24, 2011, pursuant to which the Company and the Purchaser are parties (the “Convertible Note Purchase Agreement”), the entire unpaid principal balance of this Convertible Note and all accrued and unpaid interest will be due and payable on August [•], 2016 (the “Maturity Date”).

Except as otherwise defined herein, all terms defined or referenced in the Convertible Note Purchase Agreement will have the same meanings herein as therein.  Except as provided in the Convertible Note Purchase Agreement, each payment will be applied first to the payment of accrued unpaid interest and the balance, if any, will be applied to the unpaid principal balance of this Convertible Note.  Any sum not paid when due will bear interest at 13% per annum compounded quarterly and will be paid at the time of and as a condition precedent to the curing of any Default.  The Company will not have the right to prepay this Convertible Note, in whole or in part, without the prior written consent of the Holder.  Any such payment will be applied first to accrued and unpaid interest on the unpaid principal balance of this Convertible Note.

This Convertible Note is issuable only as a Fully Registered Note. Any purported transfer of this Convertible Note except in compliance with the Convertible Note Purchase Agreement shall be ineffective.  This Convertible Note is a direct obligation of the Company.

THIS CONVERTIBLE NOTE IS TO BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CONFLICT OF LAWS.  The Company agrees that if, and as often as, this Convertible Note is placed in the hands of an attorney for collection or to defend or enforce any of the Purchaser’s rights hereunder or under any instrument securing payment of the same, the Company will pay to the Purchaser its reasonable attorneys’ fees and all expenses incurred in connection therewith.

Reference is hereby expressly made to the Convertible Note Purchase Agreement for a statement and description of the terms and conditions upon which this Convertible Note is issued and held and of the rights and remedies of the Holder of this Convertible Note, of the Company with respect thereto; all to the same effect as if the provisions of this Convertible Note were herein set forth, to all of which provisions the Holder of this Convertible Note by acceptance hereof assents. In the event of any inconsistency between the provisions of this Convertible Note and the Convertible Note Purchase Agreement, the provisions of the Convertible Note Purchase Agreement shall prevail. This Convertible Note is also subject to the terms of, and enjoys the benefits of the provisions of, including without limitation the liquidated damages provision of Section 1(d) of, the Registration Rights Agreement.

This Convertible Note may be: (a)voluntarily exchanged for, (b) required to be exchanged for, or (c) repaid in, equity of the Company as provided in the Convertible Note Purchase Agreement.

Payments hereunder shall be recorded on the Note Register by the Note Registrar and will be prima facie evidence of such payments and unpaid balance of this Convertible Note.

No later than 14 calendar days following the date of this Convertible Note, the Company shall obtain an ISIN code and a Bloomberg identification code for this Convertible Note.

The makers, endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation severally waive any notices required by applicable law including, without limitation, notices for presentment for payment, protest, demand and notice of nonpayment.  Said parties consent to any extension of time (whether one or more) of payment hereof, the modification (whether one or more) of payment hereof, release or substitution of all or part of the security for the payment hereof or release of any party liable for payment of this obligation.  Any such extension or release may be made without notice to any such party and without discharging such party’s liability hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this instrument effective the date first above written and has duly registered the Holder of this Note in the Note Register.

COMPANY:

CLEAN ENERGY FUELS CORP., a Delaware corporation

By:
Andrew J. Littlefair, President and Chief Executive Officer